Exhibit 10.13

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”), effective as of the date described on the signature page (the “Effective Date”) is by and between VenHub Global, Inc., a Nevada Corporation (the “Company”) and the party identified on the signature page (the “Consultant”).

WHEREAS, the Company desires to engage Consultant, as an independent contractor, to perform certain services for the Company and Consultant desires to perform such services for the Company in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the Parties hereto hereby agree as follows:

l. Consulting Services. Consultant shall render the services set forth on Exhibit A (the “Consulting Services”) to the Company, and the Company (And any successor company) agrees to pay Consultant the compensation described in Exhibit A, which shall be incorporated as part of this Agreement, for Consultant’s performance of the Consulting Services to the Company for the term of this Agreement.

2.  Term. The term of this Agreement shall be effective from the Effective Date to November 6, 2025, and compensation to be paid immediately and all stocks will be issued on the same date of this agreement.

3.  Reimbursement of Expenses. As soon as practicable following submission of statements of expenses incurred accompanied by appropriate supporting documentation, the Company will reimburse Consultant for reasonable and customary out-of-pocket business expenses incurred by Consultant in the ordinary course of performing the Consulting Services and in compliance with the Company’s policies covering such expenses. Anticipated expenses in excess of $100 will require the prior written approval of the Company.

4.  Proprietary Information. This Agreement creates a relationship of confidence and trust between the Company and Consultant with respect to any information: (a) applicable to the business of the Company or (b) applicable to the business of any client or customer of the Company, which may be made known to Consultant by the Company or by any client or customer of the Company, or learned by Consultant in such context during the term of this Agreement. All such information, whether provided prior to, on or after the Effective Date, has commercial value in the business in which the Company is engaged and is hereinafter called “Proprietary Information.” By way of illustration, but not limitation, Proprietary Information includes any and all technical and nontechnical information including patent, copyright, trade secret, and proprietary information, techniques, sketches, drawings, models, inventions, knowhow, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae related to the current, future and proposed products and services of the Company and includes, without limitation, information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing, manufacturing, customer lists, business forecasts, sales and merchandising and marketing plans and information. “Proprietary Information” also includes proprietary or confidential information of any third party who may disclose such information to the Company or to Consultant in the course of the Company’s business. “Proprietary Information” shall not include information that (i) is or becomes known to the general public under circumstances involving no breach by the Consultant or others of the terms of this Agreement, (ii) is generally disclosed to third parties by the Company without restriction on such third parties, or (iii) is approved in writing for release by the Company.

5.  Ownership and Nondisclosure of Proprietary Information. All Proprietary Information is the sole property of the Company and the Company’s assigns, and the Company and the Company’s assigns shall be the sole and exclusive owner of all patents, copyrights, mask works, trade secrets and other rights in the Proprietary Information. At all times, both during the term of this Agreement and after termination of this Agreement, Consultant shall keep in confidence and trust all Proprietary Information and will not disclose any Proprietary Information to any person or entity other than the Company or use any Proprietary Information other than in connection with Consultant’s performance of the Consulting Services for the benefit of the Company.

6.  Ownership and Return of Materials. All materials (including, without limitation, documents, drawings, models, apparatus, sketches, designs, lists, and all other tangible media of expression) furnished to Consultant by the Company shall remain the property of the Company. Upon termination of this Agreement, or at any time on the request of the Company before te1mination, Consultant agrees to promptly (but no later than five (5) days after the earlier of the termination of this Agreement or the Company’s request) destroy or deliver to the Company, at the Company’s option, all materials furnished to Consultant by the Company and all tangible media of expression which are in Consultant’s possession and which incorporate any Proprietary Information or otherwise relate to the Company’s business. At the Company’s request, the Consultant shall provide the Company with written certification of Consultant’s compliance with Consultant’s obligations under this Section 6.

7. Independent Contractor.

(a)  Consultant shall act in the capacity of an independent contractor with respect to the Company, and not as an employee or authorized agent or representative of the Company. Consultant shall not have any authority to enter into contracts or binding commitments in the name or on behalf of the Company. Consultant will only use the Company’s logo or marks for the benefit of the Company and at the direction of the Company. Consultant shall not be, nor represent himself as being, authorized to bind the Company.

(b)  Consultant agrees, acknowledges and understands that Consultant shall not have the status of an employee of the Company and shall not participate in any employee benefit plans or group insurance plans or programs (including, but not limited to, salary, bonus or incentive plans, stock option or purchase plans, or plans pertaining to retirement, defe1Ted savings, disability, medical or dental) even if Consultant is considered eligible to participate pursuant to the terms of such plans, unless otherwise agreed to by the parties. In addition, Consultant understands and agrees that consistent with Consultant’s independent contractor status, Consultant will not apply for any government-sponsored benefits intended only for employees, including, but not limited to, unemployment benefits.

(c)  The Company shall issue Form 1099 records for its payments to Consultant made pursuant to this Agreement. Because Consultant is an independent contractor, Consultant is solely responsible for all taxes, withholdings, and other similar statutory obligations; and Consultant agrees to defend, indemnify and hold the Company harmless from any and all claims made by any taxing authority on account of an alleged failure by Consultant to satisfy any such tax or withholding obligations related to Consultant’s independent contractor status. Consultant warrants that Consultant has had the opportunity to obtain independent advice regarding the tax consequences of the payments made pursuant to this Agreement.

8. Consultant’s Representations. Consultant agrees, represents, and warrants that:

(a)  All action necessary for the authorization, execution, delivery and performance of all obligations under this Agreement has been taken and this Agreement constitutes a valid and legally binding obligation of Consultant that is enforceable against Consultant in accordance with its terms. To the Consultant’s knowledge, the authorization, execution and delivery by Consultant of this Agreement and the performance of Consultant’s obligations under this Agreement will not, with or without the passage of time or giving of notice (i) conflict with, or result in any violation of or default or loss of any benefit under, any permit, law, rule or regulation, or any judgment, decree or order of any court or other governmental agency or instrumentality to which Consultant is a party or to which any of Consultant’s property is subject or (ii) conflict with, or result in a breach or violation of or default or loss of any benefit under, the terms of any agreement, contract, indenture or other instrument to which Consultant is a party or to which any of Consultant’s property is subject, or constitute a default or loss of any right thereunder or an event that, with the lapse of time or notice or both, might result in a default or loss of any right thereunder. Consultant’s performance of Consultant’s obligations under this Agreement will not infringe upon or violate any right of any person or entity.

(b)  During the term of this Agreement, Consultant shall not be bound by any agreement, nor assume any obligation, which would in any way be inconsistent with the Consulting Services to be performed by Consultant under this Agreement. This Section 8(b) shall not restrict Consultant from entering into employment or consulting arrangements with third parties, so long as Consultant does not divulge or use the Company’s Confidential Information while performing services for such third parties.

(c)  In performing the Consulting Services, Consultant will not use any confidential or proprietary information of any other person or entity or infringe the intellectual property rights (including, without limitation, patent, copyright, trademark or trade secret rights) of any other person or entity nor will Consultant disclose to the Company, or bring onto the Company’s premises, or induce the Company to use any confidential information of any other person or entity.

(d)  Consultant will abide by all applicable federal, state, and local laws and the Company’s safety rules in the course of performing the Consulting Services. Consultant has, and shall maintain, all licenses and permits necessary to perform the Consulting Services under this Agreement and all of such licenses are, and shall remain, in full force and effect. Consulting shall at all times possess the necessary skill and training to perform the Consulting Services, and Consultant shall perform the Consulting Services in a prompt and responsible manner.

(e)  Consultant will not subcontract any of Consultant’s obligations under this Agreement without the prior written consent of the Company.

(f) Consultant hereby expressly agrees and covenants that the amounts received by Consultant as described in Exhibit A shall satisfy and discharge in full all of Consultant’s claims against Company for payment for the performance of the Consulting Services rendered by Consultant or by any agent of Consultant as described in this Agreement. Consultant acknowledges that, except as otherwise expressly provided in this Agreement, Consultant’s provision of the Consulting Services pursuant to the terms hereof shall not confer upon Consultant any ownership interest in or personal claim upon any fees charged by Company to any customer or any third party, whether such fees are collected during the term of this Agreement or after the termination thereof, and Consultant hereby disclaims and renounces any such right, interest, or claim.

9.  Indemnification. Consultant will defend, indemnify, and hold the Company and its affiliates harmless against any and all losses, liabilities, damages, claims, demands, suits, costs and expenses (including, without limitation, reasonable attorneys’ fees and court costs) arising or resulting, directly or indirectly, from any act or omission of Consultant or Consultant’s breach of any term or condition of this Agreement. Company will defend, indemnify, and hold Consultant and its affiliates harmless against any and all losses, liabilities, damages, claims, demands, suits, costs and expenses (including, without limitation, reasonable attorneys’ fees and court costs) arising or resulting, directly or indirectly, from any act or omission of the Company or the Company’s breach of any term or condition of this Agreement. Each Party shall have a duty to mitigate the Losses for which another is responsible hereunder. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL ANY PARTY OR ANY OF THEIR RESPECTIVE AFFILIATES BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL (INCLUDING LOSS OF REVENUES OR PROFITS, LOSS OF DATA, LOSS OF GOODWILL AND LOSS OF CAPITAL, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), EXEMPLARY OR PUNITIVE DAMAGES OR THE LIKE (EXCEPT TO THE EXTENT THAT SUCH DAMAGES ARE PAID TO A THIRD PARTY AS A RESULT OF A THIRD PARTY CLAIM) ARISING UNDER ANY LEGAL OR EQUITABLE THEORY OR ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT (OR THE PROVISION OF SERVICES HEREUNDER), ALL OF WHICH ARE HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER OR NOT ANY PARTY TO THIS AGREEMENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10. Termination. This Agreement may be terminated by the Company or the Consultant upon at least thirty (30) days prior written notice to the other party, with or without cause, for any reason, or for no reason. Any such termination shall not result in forfeiture by the Consultant of any compensation paid, payable, or owed, prior to the date of termination, but no additional compensation shall be earned, payable or owed by the Company subsequent to the date of termination.

11. Non-Solicitation.

(a)  The Consultant acknowledges that, in the course of its engagement with the Company, it has become familiar, or will become familiar, with trade secrets and with other confidential information concerning the Company and that his services have been and will be of special, unique and extraordinary value to the Company. The Consultant further understands that the provisions of this Agreement are reasonable and necessary to preserve the business of the Company.

(b) In light of Section 11(a), while the Consultant is engaged by the Company and for twelve (12) months thereafter, the Consultant shall not directly or indirectly through another person or entity: (i) induce or attempt to induce any employee or independent contractor of the Company to leave the employ of or engagement with the Company, or in any way interfere with the relationship between the Company, on the one hand, and any employee or independent contractor thereof, on the other hand; (ii) hire or engage any person who was an employee or independent contractor of the Company until twelve months after such individual’s relationship with the Company has been terminated; or (iii) induce or attempt to induce any customer, supplier, independent contractor, licensee or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, independent contractor, licensee or business relation, on the one hand, and the Company, on the other hand.

(c)  This Section 11 shall not restrict Consultant from seeking or entering into other employment or consulting relationships with third parties, so long as Consultant does not divulge or use any of the Company’s Proprietary Information while performing services for such third parties.

(d)  If, at the time of enforcement of this Section, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the Consultant and the Company agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area so as to protect the Company to the greatest extent possible under applicable law from improper competition.

(e)  In the event of any breach or violation by the Consultant of any of the restrictions contained in this Section, any time period specified herein shall abate during the time of any such breach or violation thereof and that portion remaining at the time of commencement of any such breach or violation shall not begin to run until such breach or violation has been cured in all respects.

12. Miscellaneous Provisions.

(a)  THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEVADA WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER NEVADA OR ANY OTHER JURISDICTION), THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEVADA TO BE APPLIED.

(b)  It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited, or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited, or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(c)  This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, successors and permitted assigns; provided, however, that this Agreement and Consultant’s rights and obligations are not assignable by either Party without the other Party’s prior written consent, with the exception that a change of control of the Company, or a sale of all or substantially all of the assets, or a sale of greater than fifty percent (50%) of the outstanding common stock of the Company shall not be considered a violation of this Section 12(c). Any assignment made in violation hereof shall be null and void and of no force or effect.

(d) Any notice, demand, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served if sent by electronic mail transmission, hand-delivered, delivered by overnight courier with guaranteed overnight delivery, or mailed, certified first class mail, postage prepaid, return receipt requested, and addressed or sent to the applicable Party as follows. Such notice shall be effective, (i) if delivered by hand-delivery, upon actual delivery (which must be evidenced by a receipt from the Party to whom such notice was directed), (ii) if sent by overnight courier, one (1) business day after deposit, properly addressed as set out below with such overnight courier service, guaranteed overnight delivery, (iii) if sent by electronic mail transmission to the email address set out below, upon electronic confirmation of receipt (or if the date of such electronic confirmation ofreceipt is not a business day, upon the next business day); or (iv) if mailed, upon the earlier of (A) three (3) business days after deposit in the mail, certified first class mail, postage prepaid, return receipt requested, and (B) the delivery as shown by return receipt therefor. Any Party may change its address or email address by giving notice in writing to the other Parties of the new address or email address.

If to Company:	Attn: Shahan Ohanessian
518 S. Fair Oaks Avenue
Pasadena, CA 91105
Email: Admin@VenHub.com

If to Consultant:	At the address provided on the signature page.

(e)  Each Exhibit attached hereto is incorporated herein by this reference and shall be deemed an integral part of this Agreement. This Agreement, including any and all Exhibits, contains the entire understanding of the parties regarding its subject matter and supersedes all prior understandings or agreements between the parties with regard to its subject matter. This Agreement can only be modified by a subsequent written agreement executed by both parties hereto.

(t) Consultant agrees that in the event of breach by the Consultant of any provisions of this Agreement, the Company shall be entitled to equitable relief in the form of an order to specifically perform or an injunction to prevent irreparable injury, without being required to provide security or post bond. Nothing herein shall be construed as prohibiting any party hereto from pursuing, solely or in addition, any other remedies, including monetary damages, for breach or threatened breach of this Agreement.

(g)  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement and any signed agreement or instrument entered into in connection with this Agreement or other transactions contemplated herein, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by electronic mail delivery of a “.pdf’ format data file, shall be treated in all manner and respects as an original agreement or instrument and shall, to the full extent permitted by applicable law, be considered to have the same binding legal effect and be enforceable and admissible to the same extent as original handwritten signatures delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail delivery of a “.pdf’ format data file to deliver a signature to this Agreement or any amendment or waiver hereto or any agreement or instrument entered into in connection with this Agreement, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail delivery of a ”.pdf’ format data file, as a defense to the formation of a contract and each party hereto forever waives any such defense.

(h)  No failure on the part of any person or entity to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any person or entity in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No person or entity shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such person or entity; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(i)  In the event of any controversy, claim or dispute between the parties arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation, conscionability, or validity thereof, including any determination of the scope or applicability of this agreement to litigate, shall be determined in accordance with the laws of Clark County, State of Nevada. The parties agree that either party may bring claims against the other only in his/her or its individual capacity and not as a plaintiff or class member in any purported class or representative proceeding. Further, the parties agree that the arbitrator may not consolidate proceedings of more than one person’s claims and may not otherwise preside over any form of representative or class proceeding. This section and the arbitration requirement shall survive any termination. Should any dispute arise from this, or prior agreement(s), a notice of said dispute or default shall be provided through U.S. Postal Service, notice shall grant a reasonable opportunity to cure said default, not to exceed 30 days. The prevailing party shall receive reasonable attorney’s fees and expenses from the non-prevailing party.

(j)  The Parties hereto shall execute, acknowledge, and deliver such further instruments as the Parties may deem expedient or necessary in the operation of the Company, and the achievement of its purpose, as well as the purpose of this Agreement. The Parties shall perform such further acts and things as may be required or appropriate to carry out the intent and purposes of this Agreement.

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IN WITNESS WHEREOF, this Consulting Agreement is entered into as of November 6, 2025

COMPANY

VenHub Global, Inc.

Authorized Signature	/s/ Shahan Ohanessian

Name:	Shahan Ohanessian - CEO

Date:	November 6, 2025

CONSULTANT

Authorized Signature:	/s/ Eric Lembcke

Name:	Eric Lembcke

Mailing address:	6300 N Sagewood Dr. STE H – 613
Park City, Utah 84098

Physical Address:	3294 Lower Saddleback Road.
Park City, Utah 84098

Email:	rfreedom76@yahoo.com

Phone Number:	530-519-8313

Date:	November 6, 2025

EXHIBIT A

CONSULTING SERVICES AND COMPENSATION

Consulting Services

Consultant shall assist in identifying and evaluating potential real estate locations for VenHub operations. This includes researching and recommending sites for fixed VenHub Smart Stores based on key factors such as visibility, accessibility, zoning, local market conditions, and long-term growth potential.

Consultant will also support the business in making informed location-based decisions by providing input on site advantages, surrounding demographics, traffic patterns, and commercial suitability for VenHub’s model.

In addition to location services, Consultant shall provide general business consulting support. This may include strategic input on market entry, operational planning, and recommendations to support growth, expansion, and efficiency.

All services provided under this Agreement are intended to help VenHub expand into the right markets, improve business execution, and strengthen overall positioning in new and existing regions.

Compensation:

During the term of this Agreement, the Company shall provide the Consultant with the following compensation:

Equity Compensation: The Company shall issue to the Consultant 135,000 shares of common stock in VenHub Global, Inc., a Nevada Corporation.